SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 2, 2006

Northern States Power Company

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

000-31387	41-1967505
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On March 2, 2006, interveners filed testimony regarding the Minnesota electric rate case of Northern States Power Company, a Minnesota corporation, (NSP-Minnesota), which was filed with the Minnesota Public Utilities Commission (MPUC) on Nov. 2, 2005. NSP-Minnesota is a wholly owned subsidiary of Xcel Energy. NSP-Minnesota’s filing requests an increase in annual revenues of approximately $168 million or 8 percent. The filing asks for a return on equity of 11.00 percent with an equity ratio of 51.37 percent and an overall return on rate base of 9.04 percent applied to a 2006 forecasted rate base.

In its testimony, the Minnesota Department of Commerce counter-proposed an increase in annual revenues of approximately $78 million, a return on equity of 10.54 percent and a proposed capital structure of 51.37 percent resulting in an overall return on rate base of 8.81 percent. The primary adjustments related to return on equity; decommissioning expense; adjustments to fuel expense and an increase in sales volumes. On the latter two issues the Department of Commerce indicated that the recommendations may change if NSP-Minnesota is able to supply additional information in its rebuttal testimony.

The Office of Attorney General also filed testimony. It proposed two adjustments related to income taxes and wholesale margins that would result in a decrease in current annual revenues of approximately $20 million.

Several other parties filed testimony with their proposals to the MPUC. The testimony can be viewed by going to Xcel Energy's web site at http://www.xcelenergy.com/XLWEB/CDA/0,3080,1-1-1_1875_1802_3576-25058-0_0_0-0,00.html.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company
(a Minnesota Corporation)

/S/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

March 7, 2006